Exhibit 99.1

NASDAQ - GS: SFNC Pine Bluff Corporate Headquarters Little Rock Corporate Office

Page 2 Forward - Looking Statements and Non - GAAP Financial Measures Certain statements contained in this presentation may not be based on historical facts and are "forward - looking statements" within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended . These forward - looking statements may be identified by reference to a future period(s) or by the use of forward - looking terminology, such as "anticipate," "estimate," "expect," "foresee," "may," "might," "will," "would," "could" or "intend," future or conditional verb tenses, and variations or negatives of such terms . These forward - looking statements include, without limitation, those relating to the Company's future growth, revenue, assets, asset quality, profitability and customer service, critical accounting policies, net interest margin, non - interest revenue, market conditions related to the Company's common stock repurchase program, allowance for loan losses, the effect of certain new accounting standards on the Company's financial statements, income tax deductions, credit quality, the level of credit losses from lending commitments, net interest revenue, interest rate sensitivity, loan loss experience, liquidity, capital resources, market risk, earnings, effect of pending litigation, acquisition strategy, legal and regulatory limitations and compliance and competition . Readers are cautioned not to place undue reliance on the forward - looking statements contained in this presentation in that actual results could differ materially from those indicated in such forward - looking statements, due to a variety of factors . These factors include, but are not limited to, changes in the Company's operating or expansion strategy, availability of and costs associated with obtaining adequate and timely sources of liquidity, the ability to maintain credit quality, possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the ability of the Company to collect amounts due under loan agreements, changes in consumer preferences, effectiveness of the Company's interest rate risk management strategies, laws and regulations affecting financial institutions in general or relating to taxes, the effect of pending or future legislation, the ability of the Company to repurchase its common stock on favorable terms, the ability of the Company to successfully implement its acquisition strategy, changes in interest rates and capital markets, inflation, customer acceptance of the Company's products and services, and other risk factors . Other relevant risk factors may be detailed from time to time in the Company's press releases and filings with the Securities and Exchange Commission . Any forward - looking statement speaks only as of the date of this Report, and we undertake no obligation to update these forward - looking statements to reflect events or circumstances that occur after the date of this Report . Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results . Non - GAAP Financial Measures This document contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP) . The Company's management uses these non - GAAP financial measures in their analysis of the company's performance . These measures typically adjust GAAP performance measures to include the tax benefit associated with revenue items that are tax - exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions . Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non - GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the company's core businesses . These non - GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non - GAAP performance measures that may be presented by other companies .

Page 3 Important Additional Information and Where to Find It Merger with First Texas BHC, Inc . In connection with the proposed merger with First Texas BHC, Inc . ("First Texas"), Simmons First National Corporation ("SFNC") will file with the SEC a Registration Statement on Form S - 4 that will include a joint proxy statement of First Texas and SFNC, and a prospectus of SFNC, as well as other relevant documents concerning the proposed transaction . This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval . SHAREHOLDERS OF SFNC AND FIRST TEXAS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY SFNC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION . A free copy of the joint proxy statement/prospectus, as well as other filings containing information about SFNC and First Texas, may be obtained at the SEC's Internet site (http : //www . sec . gov), when they are filed by SFNC . You will also be able to obtain these documents, when they are filed, free of charge, from SFNC at www . simmonsbank . com under the heading "Investor Relations" . Copies of the joint proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to Simmons First National Corporation, 501 Main Street, Pine Bluff, Arkansas 71601 , Attention : David Garner, Investor Relations Officer, Telephone : (870) 541 - 1000 or to First Texas BHC, Inc . , 2200 West 7 th Street, Suite 112 , Fort Worth, TX 76107 , Attention : Lisanne Davidson, Telephone : (817) 298 - 5610 . SFNC, First Texas, and certain of their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction . Information about the directors and executive officers of SFNC, and their respective ownership of SFNC common stock, is set forth in the proxy statement for SFNC's 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14 A on March 14 , 2017 . Additional information regarding all of the participants in the solicitation may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available . Free copies of this document may be obtained as described in the preceding paragraph .

Page 4 Important Additional Information (Continued) Merger with Southwest Bancorp, Inc . In connection with the proposed merger with Southwest Bancorp, Inc . ("Southwest"), SFNC will file with the SEC a Registration Statement on Form S - 4 that will include a joint proxy statement of Southwest and SFNC, and a prospectus of SFNC, as well as other relevant documents concerning the proposed transaction . This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval . SHAREHOLDERS OF SOUTHWEST AND SFNC ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY SFNC AND/OR SOUTHWEST, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION . A free copy of the joint proxy statement/prospectus, as well as other filings containing information about SFNC and Southwest, may be obtained at the SEC's Internet site (http : //www . sec . gov), when they are filed by SFNC or Southwest . You will also be able to obtain these documents, when they are filed, free of charge, from SFNC at www . simmonsbank . com under the heading "Investor Relations . " Copies of the joint proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to Simmons First National Corporation, 501 Main Street, Pine Bluff, Arkansas 71601 , Attention : David Garner, Investor Relations Officer, Telephone : (870) 541 - 1000 or to Southwest Bancorp, Inc . , 608 South Main Street, Stillwater, Oklahoma 74074 , Attention : Joe Shockley, CFO or Rusty LaForge, EVP, General Counsel & Investor Relations, Telephone : (405) 742 - 1800 . SFNC, Southwest, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the SFNC and Southwest, respectively, in connection with the proposed merger . Information about the directors and executive officers of SFNC and Southwest, and their respective ownership of SFNC's common stock and Southwest's common stock is set forth in the proxy statement for SFNC's 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14 A on March 14 , 2017 , and in the proxy statement for Southwest's 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14 A on March 9 , 2017 . Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available . Free copies of this document may be obtained as described in the preceding paragraph .

(1) Source: American Bankers Association's list of the Top 100 Farm Lender Ranked by Dollar Volume ( as of 03 /31/17 ) (2) Source: U.S. Small Business Administration's list of the Top 100 SBA Lenders Ranked by Number of Loans ( as of 12/31/16 ) Company Profile Page 5 • Ticker: SFNC • Founded: 1903 • $9.1 billion Total Assets • $1.7 billion Market Cap • 4 State Footprint • History of strong asset quality • Excellent non - interest income (non - banking business units) • Converted from a National Charter to a State Charter (Fed Member Bank) (March 2016) • Ranked 46 th in the U.S. on ABA's list of Top 100 Farm Lenders (1) • Ranked 44 th in the U.S. on SBA's list of Top 100 SBA Lenders (2)

Page 6 Company Footprint and Regional Structure o Loans $1.3B o Deposits $2.0B o Loans $1.4B o Deposits $1.1B o Loans $2.6B o Deposits $3.7B Arkansas Region 1 Missouri / Kansas Region 2 Tennessee Region 3 2 1 3

Non-Banking Business Units

Simmons First Credit Cards

- $177 million nationwide credit card portfolio
- Loan yield (including fees) over 13.6%
- History of excellent credit quality

Simmons First Mortgage

- ~$269 million mortgage originations(1)
- ~74.6% purchase vs. 25.4% refinance

Simmons WEALTH MANAGEMENT

TRUST

- $4.0 billion in trust assets ($2.6 billion AUM)
- Profit margin ~ 35%
- Growing investment management business

INVESTMENTS

- Retail Group - $1.2 billion in assets under management

INSURANCE

- Middle Market Property & Casualty Commercial Clients
- Personal Life & Disability products delivered through Financial Advisor Network
- Employee benefits division
- 8 offices

(1) Year-to-date as of 06/30/17.

Simmons First National Corporation

Page 7

Financial Highlights

2017 YTD Results *US$ in millions, except per share data*	2016 Earnings	2017 Earnings	Change $	Change %	2016 EPS[1]	2017 EPS[1]	Change $	Change %
GAAP Results	$ 46.39	$ 45.19	$ (1.21)	(2.60%)	$ 1.52	$ 1.42	$ (0.10)	(6.58%)
Non-Core Items	1.89	4.10	2.21		0.07	0.13	0.06	
Non-GAAP Core Results	$ 48.28	$ 49.29	$ 1.01	2.09%	$ 1.59	$ 1.55	$ (0.04)	(2.52%)
ROA	1.24%	1.06%						
Core ROA	1.29%	1.15%						
ROTCE	13.90%	12.17%						
Core ROTCE	14.45%	13.23%						
Efficiency Ratio[2]	58.03%	58.40%						
NIM	4.28%	4.04%						
Core NIM	3.89%	3.79%						

Q2-2017 QTD Results *US$ in millions, except per share data*	Q2-16 Earnings	Q2-17 Earnings	Change $	Change %	Q2-16 EPS[1]	Q2-17 EPS[1]	Change $	Change %
GAAP Results	$ 22.91	$ 23.07	$ 0.16	0.68%	$ 0.75	$ 0.72	$ (0.03)	(4.00%)
Non-Core Items	2.18	3.69	1.51		0.07	0.12	0.05	
Non-GAAP Core Results	$ 25.09	$ 26.75	$ 1.66	6.62%	$ 0.82	$ 0.84	$ 0.02	2.44%
ROA	1.22%	1.05%						
Core ROA	1.34%	1.22%						
ROTCE	13.52%	12.13%						
Core ROTCE	14.76%	13.99%						
Efficiency Ratio[2]	57.33%	56.04%						
NIM	4.14%	4.04%						
Core NIM	3.86%	3.79%						

(1) Diluted Earnings per Share

(2) Efficiency ratio is non-interest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and non-interest revenues, excluding gains and losses from securities transactions and non-core items. See Appendix for non-GAAP reconciliations.

Note: Core excludes non-core income and expense items (e.g. merger related cost and branch rightsizing cost). Core NIM excludes interest purchase accounting interest accretion. Core results are non-GAAP measurements. See Appendix for non-GAAP reconciliations.

Simmons First National Corporation

Page 8

SFNC: Performance Trends Page 9 ROA Diluted EPS Efficiency Ratio (1) ROTCE (1) Efficiency ratio is non - interest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and non - interest revenues, excluding gains and losses from securities transactions and non - core items . See Appendix for non - GAAP reconciliations . Note : Core excludes non - core income and expense items (e . g . merger related cost and branch rightsizing cost) . Core NIM excludes interest purchase accounting interest accretion . Core results are non - GAAP measurements . See Appendix for non - GAAP reconciliations . 70.1% 71.2% 67.2% 59.0% 56.3% 58.4% 2012 2013 2014 2015 2016 Q2-17 YTD $1.64 $1.42 $2.11 $2.63 $3.13 $3.03 $1.59 $1.69 $2.29 $3.18 $3.28 $3.25 2012 2013 2014 2015 2016 Q2-17 LTM GAAP Core 0.83% 0.64% 0.80% 1.03% 1.25% 1.06% 0.81% 0.77% 0.86% 1.25% 1.31% 1.15% 2012 2013 2014 2015 2016 Q2-17 YTD GAAP Core 8.05% 6.36% 10.99% 12.53% 13.92% 12.17% 7.81% 7.54% 11.89% 15.05% 14.56% 13.23% 2012 2013 2014 2015 2016 Q2-17 YTD GAAP Core

Agriculture 3.1% Credit Card 2.8% Consumer 7.0% Construction 8.1% Commercial 13.2% Single Family Residential 21.6% Commercial Real Estate 43.9% Other 0.3% Page 10 Loan Portfolio Total Loan Portfolio $6.2 billion June 30, 2017 (1) Includes credit card, indirect, & equipment finance (nationwide). Total % of State Loans Total AR $2.6B 41.6% TN $1.3B 21.6% MO / KS $1.4B 23.1% Other⁽¹⁾ $0.9B 13.7% % of Re-Pricing Total Variable, Adj. or Fixed < 1 Yr. Maturity 39% Fixed Rate 61% % of CRE-Loans Total Owner Occupied 35% Non-Owner Occupied 65% % of CRE Concentration Capital C&D 60% CRE 244%

Page 11 Loan Growth Quarter-over-Quarter Growth Linked Quarter GrowthChange Change Q1 Q2 Change Change US$ in millions Q2 2016 Q2 2017 $ % 2017 2017 $ % Legacy Loans, including acquired migrated 3,725$ 5,001$ 1,275$ 34.23% 4,633$ 5,001$ 368$ 7.94% Acquired Loans, net of discounts 1,288 1,225 (63) (4.91%) 1,145 1,225 80 7.02% Total Loans, net of discounts 5,014$ 6,226$ 1,212$ 24.17% 5,778$ 6,226$ 448$ 7.76% Linked Quarter Growth On a linked - quarter basis (June 30, 2017 compared to March 31, 2017), total loans increased $448 million. The increase was due to: ▪ $253 million increase from loans acquired from the First South Bank acquisition ▪ $26 million decrease in liquidating portfolio (indirect lending and consumer finance) ▪ $35 million increase from participations purchased from Southwest Bank ▪ $270 million in legacy loan growth (strong growth in Springfield, Northwest Arkansas, Kansas City, St. Louis and Little Rock ▪ $84 million decrease in the existing acquired loan portfolio due to migration (acquired to legacy), normal loan paydowns and loan sales

Credit Quality: Legacy Loan Portfolio ( Excludes acquired loans ) Page 12 "Great Recession" (1) Excluding Credit Card net charge - offs. Source: SNL Financial – all U.S. Banks as of 06/30/17. 2017Non-Performing Loans 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q1 Q2 SFNC 0.81% 1.35% 1.98% 1.74% 1.42% 1.07% 0.74% 0.68% 1.16% 1.38% 1.32% All US Banks 2.38% 4.77% 4.68% 4.13% 3.56% 2.89% 2.28% 1.82% 1.64% 1.58% 0.86% 2017 Non-Performing Assets 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q1 Q2 SFNC 0.64% 1.12% 1.71% 1.52% 1.61% 1.91% 1.30% 0.89% 0.93% 1.05% 1.02% All US Banks 1.34% 2.38% 2.37% 2.04% 1.73% 1.40% 1.10% 0.92% 0.83% 0.79% 0.67% 2017 Net Charge-Offs 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q1 Q2 SFNC 0.43% 0.59% 0.71% 0.49% 0.40% 0.27% 0.30% 0.24% 0.40% 0.18% 0.21% SFNC⁽¹⁾ 0.30% 0.38% 0.52% 0.30% 0.26% 0.15% 0.20% 0.16% 0.35% 0.11% 0.15% All US Banks 1.70% 2.91% 2.95% 1.81% 1.26% 0.77% 0.54% 0.47% 0.48% 0.51% 0.48%

1991 Recession 4.55% 2001 Recession 6.41% 2008 "Great Recession" 9.42% 1.42% 2.10% * 2.61% * 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 9.00% 10.00% 11.00% Net Charge - off % Page 13 * Federal bankruptcy reform impacted charge - offs in 2005 Source: Federal Reserve Board Note: Industry data as of 06/30/17 not yet published by the Federal Reserve Board Credit Quality: Credit Card Portfolio History of Strong Assets Quality (Net Charge - offs) SFNC 1.63% Industry 3.59%

Credit Quality: Loan and Credit Coverage Page 14 Acquired Loan Migration Note : Upon acquisition of a portfolio, all loans are considered acquired and have a credit mark (loan discount) in place to cover potential exposure . When an acquired, non - impaired loan is renewed or otherwise is re - underwritten for a formal modification or change in terms, the loan is then considered as a legacy credit (migrated loan) and is expected to conform to current policy guidelines . Acquired, impaired loans remain in the acquired pools for the life of the loan regardless of renewal or modification status . Migrated loans that convert to the legacy portfolio are considered to be of acceptable risk to the bank and are subject to ALLL methodology . As with newly originated loans, acceptable credit risk loans require a lower ALLL allocation than those with a higher level of risk . Therefore, our ALLL to total loans ratio has declined, as the quality of loans subject to our ALLL methodology has improved . When acquired loan credit mark is included, our total coverage ratio remains over 1 . 10% . Actual US$ in millions June 30, 2017 Coverage Legacy Loan Portfolio 5,001$ Allowance for Loan Loss (41.4) 0.83% Loans acquired 1,254$ Loan discount / acquired ALLL (28.8) 2.30% Total Loans, before discounts 6,254$ Total allowance for loan loss and loan discount (70.2) 1.12%

Acquisitions since 2013 Page 15 (1) Deal ratios as of announcement date. Source: SNL Financial (2) Metropolitan was acquired from Section 363 Bankruptcy. (3) September 2017 system conversion represents the expected date. (4) OKSB’s earnings multiple of 28.9x is being calculated using the company’s LTM earnings. US$ in millions System Total Trust Purchase Price / Estimated Bank Announced Closed Conversion Assets AUM Price⁽¹⁾ Earnings⁽¹⁾ Book Value⁽¹⁾ TBV⁽¹⁾ Cost Savings Metropolitan National Bank⁽²⁾ Sep-13 Nov-13 Mar-14 920$ 370$ 54$ (2.0 x) 86% 87% 40% Delta Trust & Bank Mar-14 Aug-14 Oct-14 420 815 66 15.6 x 161% 165% 35% First State Bank May-14 Feb-15 Sep-15 1,915 - 243 11.9 x 176% 180% 20% Liberty Bank May-14 Feb-15 Apr-15 1,065 - 211 13.4 x 204% 217% 25% Trust Company of the Ozarks Apr-15 Oct-15 Jan-16 15 1,000 21 NA NA NA 15% Citizens National Bank May-16 Sep-16 Oct-16 585 200 77 16.2 x 127% 127% 25% Hardeman County Investments⁽³⁾ Nov-16 May-17 Sep-17 462 - 75 18.4 x 140% 179% 30% Southwest Bancorp, Inc (OKSB)⁽⁴⁾ Dec-16 Pending TBD 2,468 - 568 28.9 x 200% 212% 35% First Texas BHC, Inc. Jan-17 Pending TBD 2,019 430 462 26.1 x 208% 250% 32%

Pro Forma Franchise Footprint Page 16 Source: SNL Financial Note: Pro forma branch count includes Simmons Bank, Bank SNB and Southwest Bank Pro Forma Branches Arkansas 83 Tennessee 50 Missouri 28 Texas 21 Oklahoma 19 Kansas 7 Colorado 3 Total 211 SFNC (164) OKSB (31) SWB (16)

Attractive & Diverse Regional Footprint

Southwest

- Footprint concentrated in high growth metropolitan areas
  - Deposit market share rank of #10 in OK
  - Deposit market share rank of #19 in DFW
- 50 branches with ~$3.5 billion total deposits
- Ongoing consolidation opportunities
- Commercial lending focus

Missouri and Arkansas

- Stable core deposit markets
  - Deposit market share rank of #21 in MO
  - Deposit market share rank of #6 in AR
- 111 branches with ~$4.6 billion total deposits
- Strong organic growth in St. Louis & Kansas City
- Community banking focus

Tennessee

- Strong presence stretching across Tennessee
  - Deposit market share rank of #12 in TN
- 50 branches with ~$2.0 billion total deposits[1]
- Community banking focus
- Commercial lending opportunity in Nashville & Knoxville


Denver
COLORADO
KANSAS
Wichita
OKLAHOMA
Dallas
TEXAS
Austin
San Antonio
SFNC (3)
OKSB (31)
SWB (16)


Kansas City
Overland Park
Jefferson City
MISSOURI
Springfield
Paragould
Fort Smith
ARKANSAS
SFNC (111)


SFNC (50)

Simmons First National Corporation

Source: SNL Financial
Note: FDIC deposit data as of 6/30/16

Page 17

Complementary Lines of Business and Future Expansion Mortgage Banking Wealth Management & Trust Treasury Services SBA Lending Team Insurance Credit Cards Equipment Finance Mortgage Warehouse Healthcare Lending Lines of Business  x  x  x  x  x  x  x  x Page 18  x  x  x  x  x  x  x  x  x  x  x

Page 19 Proven Acquirer and Integrator (1) Metropolitan acquired from Section 363 bankruptcy. (2) Expect closing of OKSB and SWB in 2017. Acquisitions since 1990 Q4 2017 Expected Recent Acquisitions 2013 2014 2015 2016 2017⁽²⁾ $1.1B $0.5B Liberty First South Springfield, MO West Tennessee $0.9B $0.4B $1.9B $0.6B $2.5B Metropolitan⁽¹⁾ Delta First State Citizens National OKSB Central AR Arkansas Tennessee East Tennessee OK, TX, KS, & CO $1.0B AUM $2.0B Trust Co. of the Ozarks SWB Missouri TX (DFW MSA)

Page 20 Acquisition Summary ▪ Pro forma assets of $14.0 billion (1) ▪ $4.6 billion asset franchise in high growth Southwest markets throughout Texas, Oklahoma and Colorado ▪ Significantly enhances organic growth profile and expands future M&A opportunities ▪ Expected to be accretive to earnings per share within the first full year, while retaining strong capital position ▪ Integration experience and retention of local management helps achieve low execution risk ▪ We remain well - positioned for future opportunities (1) Pro forma assets includes acquisition of OKSB and SWB.

DFAST (Dodd - Frank Stress Test Act) As part of the Dodd - Frank financial reform legislation in 2010 , financial institution's with total consolidated assets of more than $ 10 billion are required to conduct an annual stress test . SFNC is well underway in the preparation for the DFAST requirements . A GAP analysis has been prepared, the Audit and Compliance Groups have been strengthened, and the Company is preparing to invest in IT system requirements . SFNC's expected reporting timeline is : Audit & Compliance Regulatory Cost (1) To strengthen the Audit and Regulatory Compliance groups, as well as to prepare for the increased regulatory requirements ass oci ated with exceeding $10 billion in assets, the Company has incurred, and estimates it will incur, the following costs: Durbin Amendment The Durbin amendment, passed as part of the Dodd - Frank, required the Federal Reserve to limit fees charged to retailers for debit card processing . For financial institution's with total of $ 10 billion or more as of December 31 st , the debit card fees are reduced beginning on July 1 st of the following year . Due to the acquisition of OKSB, SFNC expects to exceed the $ 10 billion threshold on December 31 , 2017 . The effective date for the impact of the Durbin Amendment is expected to be July 1 , 2018 . SFNC's estimated reduction in debit card fees per year is : Page 21 $10 Billion Threshold & Potential Dodd - Frank Impact (1) Does not include pending or future acquisitions. (2) Pro forma shares outstanding of approximately 46 million, which includes the acquisition of Hardeman County Investment Company, OKSB and First Texas BHC. • "As of" date for first stress test - December 31, 2019 • First stress test reporting date - July 31, 2020 • First public disclosure - October 15 - 31, 2020 • 2017 - $0 • 2018 - $3.8 million after - tax, or $0.08 per share (2) • 2019 - $7.5 million after - tax, or $0.16 per share (2) • 2015 - $4.1 million • 2016 - $7.0 million • 2017 - $9.3 million (projected)

$0.28 $0.32 $0.36 $0.40 $0.44 $0.48 $0.53 $0.57 $0.61 $0.68 $0.73 $0.76 $0.76 $0.76 $0.76 $0.80 $0.84 $0.88 $0.92 $0.96 $1.00 $- $0.20 $0.40 $0.60 $0.80 $1.00 Page 22 (1) Based on 06/30/17 closing stock price of $52.90. (2) LTM EPS of $3.03 as of 06/30/17. (3) LTM Core EPS of $3.25 as of 06/30/17, excludes non - core income and expense items and is a non - GAAP measurement. See Appendix for non - GAAP reconciliations. Note: Projected 2017 dividend per share based on 07/03/17 dividend payment 108 Years of Consistent Dividend History Current Dividend Yield⁽¹⁾ 1.9% Dividend Payout Ratio GAAP Earnings⁽²⁾ 33.0% Core Earnings⁽³⁾ 30.8%

(15.0%) (5.0%) 5.0% 15.0% 25.0% 35.0% 45.0% 55.0% 1 Year Total Shareholder Return (Dividends + Stock Appreciation) Page 23 06/30/16 – 06/30/17 SFNC 16.6% SNL Mid Cap Bank 36.2% Note: Stock Price $52.90 as of 06/30/17 Source: SNL Financial

(15.0%) (5.0%) 5.0% 15.0% 25.0% 35.0% 45.0% 55.0% 65.0% 75.0% 85.0% 3 Year Total Shareholder Return (Dividends + Stock Appreciation) Page 24 06/30/14 – 06/30/17 SFNC 42.4% SNL Mid Cap Bank 47.9% Note: Stock Price $52.90 as of 06/30/17 Source: SNL Financial

(75.0%) (50.0%) (25.0%) 0.0% 25.0% 50.0% 75.0% 100.0% 125.0% 150.0% 175.0% 200.0% 225.0% Long - term Shareholder Return (Dividends + Stock Appreciation) Page 25 Pre - economic downturn 12/31/07 – 06/30/17 Note: Stock Price $52.90 as of 06/30/17 Source: SNL Financial SNL Mid Cap Bank 10.3% SFNC 155.2%

(1) LTM Core EPS excludes non - core income and expense items and is a non - GAAP measurement. See Appendix for non - GAAP reconciliations . (2) Based upon the Company's five analyst consensus EPS of $3.29 for 2017 and $4.14 for 2018, as of 07/17/17. Source: SNL Financial Page 26 Investment Profile Market Data as of 06/30/17 US$ in millions, except share price data SFNC Stock Price 52.90$ 52-Week High 66.40$ 52-Week Low 44.95$ Common Shares Outstanding 32.2 Market Capitalization 1,700$ % Institutional Ownership 58.5% Valuation & Per Share Data Price/LTM EPS (as of 06/30/17) 17.5 x Price/LTM Core EPS (as of 06/30/17)⁽¹⁾ 16.3 x Price/2017 Consensus EPS⁽²⁾ 16.1 x Price/2018 Consensus EPS⁽²⁾ 12.8 x Price/Book Value 1.4 x Price/Tangible Book Value 2.1 x

▪ "Table Stakes" ▪ Asset Quality ▪ Regulatory Compliance ▪ Internal revenue opportunities ▪ Efficiency initiatives ▪ Branding in new markets and product enhancement ▪ $10 billion threshold ▪ Acquisitions ▪ Traditional banking – enhance current footprint and consider expanding into adjoining states (inside - out strategy) ▪ Non - banking – trust, investments, insurance and credit card Page 27 Strategic Focus

▪ Multiple paths to potential above - average earnings growth ▪ M&A accretion, cost savings and revenue enhancements ▪ Continued efficiency initiatives ▪ Organic legacy loan growth ▪ Experienced and deep management ▪ Exceptional balance sheet ▪ Consistent historical earnings performance ▪ Attractive dividend yield and total shareholder return Committed to delivering a sophisticated and diverse range of products with the service level of a community bank Page 28 Why Simmons First?

SUPPLEMENTAL INFORMATION Page 29

Overview of SWB

SWB Footprint



Decatur
Denton
McKinney
Frisco
The Colony
Allen
Lewisville
Plano
Wylie
Carrollton
Farmers Branch
Keller
Grapevine
Garland
Rockwall
Azle
Watauga
University Park
Rowlett
North Richland Hills
Irving
Dallas
Mesquite
Fort Worth
Grand Prairie
Benbrook
Forest Hill
Duncanville
Seagoville
DeSoto
Burleson
Mansfield
Cedar Hill
Lancaster
Waxahachie
Cleburne
Ennis
Corsicana
First Texas (16)

Overview

- Founded in 1963
- Headquartered in Fort Worth, Texas
- Operates 16 branches in the Dallas/Fort Worth Metroplex
- Offers personal and business banking, wealth management and mortgage services

Financial Highlights

Headquarters	Fort Worth, TX
Year Established	1963
Branches	16
CEO	Vernon Bryant

	2016 Q3	2016 Q4	2017 Q1
Total Assets	$ 2,018,711	$ 2,129,366	$ 2,201,504
Total Loans & Leases (Incl. HFS)	1,758,879	1,796,462	1,915,720
Quarterly Loan Growth	3.69%	2.14%	6.64%
Annualized Loan Growth	14.74%	8.55%	26.55%
Total Deposits	1,514,579	1,653,740	1,659,412
% Core Deposits	89.53%	90.71%	86.32%
Loans / Deposits	116.13%	108.63%	115.45%
ROAA	1.09%	1.03%	0.70%
ROAE	9.60%	9.29%	6.30%
ROATCE	11.58%	11.12%	7.56%
Net Interest Margin	0.65%	0.66%	0.73%
Efficiency Ratio	59.81%	61.60%	68.67%
NPAs / Assets	0.14%	0.00%	0.02%
NPAs / Loans + REO	0.16%	0.00%	0.03%
C&D Concentration	106.05%	118.40%	127.56%
CRE Concentration	363.65%	390.91%	421.13%

Dollars in thousands
Source: SNL Financial
Data as of or for the three months ended 09/30/16, 12/31/16 and 03/31/17
Note: Core deposits defined as total deposits less jumbo time deposits greater than $250,000

Simmons First National Corporation
Page 30

Overview of OKSB

OKSB Footprint



COLORADO
KANSAS
OKLAHOMA
NEW MEXICO
TEXAS
Fort Collins
Westminster
Denver
Centennial
Pueblo
Kearney
Lincoln
Topeka
Overland Park
Kansas City
Garden City
Dodge City
Wichita
Liberal
Santa Fe
Albuquerque
Amarillo
Oklahoma City
Fort Smith
Altus
Clovis
Wichita Falls
Paris
Roswell
Lubbock
Alamogordo
Carlsbad
Abilene
Fort Worth
Dallas
Tyler
Odessa
San Angelo
Waco
Nacogdoches
Kerrville
Austin
Houston
Beaumont
Pasadena
San Antonio
CHIHUAHUA
Piedras Negras
Laredo
Southwest (31)

Overview

- Founded in 1894 (Bank SNB)
- Headquartered in Stillwater, OK
- Operates 31 branches throughout Colorado, Kansas, Oklahoma and Texas
- Offers commercial and consumer lending, deposit services, specialized cash management and other financial services

Financial Highlights

Headquarters	Stillwater, OK
Year Established	1894
Branches	31
CEO	Mark Funke

	2016 Q3	2016 Q4	2017 Q1
Total Assets	2,468,042	2,475,392	2,522,594
Total Gross Loans	1,880,112	1,877,132	1,936,443
Quarterly Loan Growth	3.22%	(0.16%)	3.16%
Annualized Loan Growth	12.90%	(0.63%)	12.64%
Total Deposits	1,947,924	1,946,018	1,977,265
% Core Deposits	82.14%	81.48%	82.13%
Loans / Deposits	96.11%	96.23%	97.68%
ROAA	0.71%	1.00%	0.85%
ROAE	6.00%	8.64%	7.30%
ROATCE	6.38%	9.18%	7.72%
Net Interest Margin	3.43%	3.42%	3.38%
Efficiency Ratio	64.78%	60.78%	61.72%
NPAs / Assets	1.11%	0.72%	0.71%
NPAs / Loans + REO	1.46%	0.95%	0.93%
C&D Concentration	60.57%	63.68%	60.74%
CRE Concentration	228.34%	235.55%	243.53%

Dollars in thousands
Source: SNL Financial
Data as of or for the three months ended 09/30/16, 12/31/16 and 03/31/17
Note: Core deposits defined as total deposits less jumbo time deposits greater than $250,000

Simmons First National Corporation
Page 31

11.0% 9.6% 9.4% 7.8% 7.4% 6.1% 5.9% 7.3% 4.5% 5.8% Oklahoma City Stillwater Denver San Antonio D/FW Wichita Austin USA SFNC SFNC Pro Forma Expansion into Attractive Markets Page 32 Source: SNL Financial Deposit data as of 06/30/16 SFNC demographic data deposit weighted by county '17 – ' 22 Projected Population Growth (%) 10.0% 8.4% 8.1% 8.1% 6.3% 4.4% 2.3% 3.8% 1.1% 2.8% Austin San Antonio D/FW Denver Oklahoma City Stillwater Wichita USA SFNC SFNC Pro Forma '17 – ' 22 Projected Median HHI Growth (%) Projected 2022 Median Household Income ($) $76,838 $70,417 $68,553 $62,535 $60,767 $57,253 $44,508 $61,639 $45,615 $49,807 Denver Austin D/FW Oklahoma City San Antonio Wichita Stillwater USA SFNC SFNC Pro Forma

Pro Forma Deposit Composition by State (1) SFNC pro forma for acquisition of Hardeman County Investment Company. Note: FDIC deposit data as of 06/30/16 Source: SNL Financial Dollars in thousands Page 33 Pro Forma SWB OKSB SFNC (1) Deposits ($000) Arkansas $3,697,837 53% Tennessee 2,251,407 32% Missouri 975,129 14% Kansas 66,052 1% Total Deposits $6,990,425 100% 32% 14% 1% Deposits ($000) Oklahoma $1,540,304 80% Texas 190,474 10% Colorado 49,531 3% Kansas 133,786 7% Total Deposits $1,914,095 100% 80% 10% 3% 7% Deposits ($000) Texas $1,416,303 100% Texas $1,416,303 100% 100% Deposits ($000) Arkansas $3,697,837 36% Tennessee 2,251,407 22% Missouri 975,129 9% Kansas 199,838 2% Oklahoma 1,540,304 15% Texas 1,606,777 16% Colorado 49,531 0% Total $10,320,823 100% 36% 22% 9% 2% 15% 16% 0% 53%

Stock Price Performance – 10/25/16 through 06/30/17 Page 34 Source: SNL Financial US Election Nov 18, '16 (10.0%) 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% SFNC 7.2% NASDAQ Bank 23.6% OKSB 31.7%

APPENDIX Page 35

Appendix: Non-GAAP Reconciliations

Reconciliation Of Non-GAAP Financial Measures *US$ in thousands*	2012	2013	2014	2015	2016	Q2 2016	Q2 2017
Calculation of ROAA							
Net income available to common stockholders	$ 27,684	$ 23,231	$ 35,688	$ 74,107	$ 96,790	$ 22,909	$ 23,065
Net non-core items, net of taxes, adjustment	(814)	4,381	3,019	15,515	4,619	2,182	3,688
Core earnings	$ 26,870	$ 27,612	$ 38,707	$ 89,622	$ 101,409	$ 25,091	$ 26,753
Average total assets	$ 3,336,163	$ 3,606,502	$ 4,478,101	$ 7,164,788	$ 7,760,233	$ 7,522,133	$ 8,812,460
Return on average assets	0.83%	0.64%	0.80%	1.03%	1.25%	1.22%	1.05%
Core return on average assets (non-GAAP)	0.81%	0.77%	0.86%	1.25%	1.31%	1.34%	1.22%
Calculation of ROTCE							
Net income available to common stockholders	$ 27,684	$ 23,231	$ 35,688	$ 74,107	$ 96,790	$ 22,909	$ 23,065
Amortization of intangibles, net of taxes	212	365	1,203	2,972	3,611	882	944
Total income available to common stockholders	$ 27,896	$ 23,596	$ 36,891	$ 77,079	$ 100,401	$ 23,791	$ 24,009
Net non-core items, net of taxes	(814)	4,381	3,019	15,515	4,619	2,182	3,688
Core earnings	26,870	27,612	38,707	89,622	101,409	25,091	26,753
Amortization of intangibles, net of taxes	212	365	1,203	2,972	3,611	882	944
Total core income available to common stockholders	$ 27,082	$ 27,977	$ 39,910	$ 92,594	$ 105,020	$ 25,973	$ 27,697
Average common stockholders' equity	$ 409,187	$ 435,918	$ 440,168	$ 938,521	$ 1,105,775	$ 1,086,618	$ 1,209,343
Total average intangibles	(62,499)	(64,709)	(104,498)	(323,237)	(384,684)	(378,729)	(415,344)
Average tangible common stockholders' equity	$ 346,688	$ 371,209	$ 335,670	$ 615,284	$ 721,091	$ 707,889	$ 793,999
Return on average common equity	6.77%	5.33%	8.11%	7.90%	8.75%	8.48%	7.65%
Return on tangible common equity (non-GAAP)	8.05%	6.36%	10.99%	12.53%	13.92%	13.52%	12.13%
Core return on average common equity (non-GAAP)	6.57%	6.33%	8.79%	9.55%	9.17%	9.29%	8.87%
Core return on tangible common equity (non-GAAP)	7.81%	7.54%	11.89%	15.05%	14.56%	14.76%	13.99%

Simmons First National Corporation

Page 36

Page 37 Appendix: Non - GAAP Reconciliations (1) Effective tax rate of 39.225%, adjusted for non - deductible merger - related costs. Reconciliation Of Non-GAAP Financial Measures Q2 Q2 US$ in thousands 2012 2013 2014 2015 2016 2016 2017 Calculation of Core Earnings Net Income 27,684$ 23,231$ 35,688$ 74,107$ 96,790$ 22,909$ 23,065$ Non-core items Accelerated vesting on retirement agreements - - - 2,209 - - - Gain on sale of merchant services - - (1,000) - - - - Gain on sale of banking operations - - - (2,110) - - - Gain from early retirement of trust preferred securities - - - - (594) - - Loss on FDIC loss-share termination/Gain on FDIC-assisted transactions (3,411) - - 7,476 - - - Merger-related costs 1,896 6,376 7,470 13,760 4,835 372 6,603 Change-in-control payments - - 885 - - - - Loss on sale of securities - 193 - - - - - FHLB prepayment penalties 175 - - - - - - Branch right-sizing - 641 (3,059) 3,144 3,359 3,219 (536) Charter consolidation costs - - 652 - - - - Tax effect⁽¹⁾ 526 (2,829) (1,929) (8,964) (2,981) (1,409) (2,379) Net non-core items (814) 4,381 3,019 15,515 4,619 2,182 3,688 Diluted core earnings per share (non-GAAP) 26,870$ 27,612$ 38,707$ 89,622$ 101,409$ 25,091$ 26,753$

Appendix: Non-GAAP Reconciliations

Reconciliation Of Non-GAAP Financial Measures *US$ in thousands*	2012	2013	2014	2015	2016	Q1 - 17 LTM	Q2 2016	Q2 2017
Calculation of Diluted EPS								
Diluted earnings per share	$ 1.64	$ 1.42	$ 2.11	$ 2.63	$ 3.13	$ 3.03	$ 0.75	$ 0.72
Non-core items								
Accelerated vesting on retirement agreements	-	-	-	0.08	-	-	-	-
Gain on sale of merchant services	-	-	(0.06)	-	-	-	-	-
Gain on sale of banking operations	-	-	-	(0.07)	-	-	-	-
Gain from early retirement of trust preferred securities	-	-	-	-	(0.02)	-	-	-
Loss on FDIC loss-share termination/Gain on FDIC-assisted transactions	(0.21)	-	-	0.27	-	-	-	-
Merger-related costs	0.12	0.39	0.44	0.49	0.16	0.37	0.01	0.21
Change-in-control payments	-	-	0.05	-	-	-	-	-
Loss on sale of securities	-	0.01	-	-	-	-	-	-
FHLB prepayment penalties	0.01	-	-	-	-	-	-	-
Branch right-sizing	-	0.04	(0.16)	0.11	0.11	(0.02)	0.11	(0.02)
Charter consolidation costs	-	-	0.04	-	-	-	-	-
Tax effect[1]	0.03	(0.17)	(0.13)	(0.33)	(0.10)	(0.13)	(0.05)	(0.07)
Net non-core items	(0.05)	0.27	0.18	0.55	0.15	0.22	0.07	0.12
Diluted core earnings per share (non-GAAP)	$ 1.59	$ 1.69	$ 2.29	$ 3.18	$ 3.28	$ 3.25	$ 0.82	$ 0.84
Stock price as of 06/30/2017						$ 52.90		
Price to LTM earnings per share						17.5 x		
Price to LTM core earnings per share						16.3 x		

(1) Effective tax rate of 39.225%, adjusted for non-deductible merger-related costs.

Simmons First National Corporation

Page 38

Page 39 Appendix: Non - GAAP Reconciliations Reconciliation Of Non-GAAP Financial Measures Q2 Q2 US$ in thousands 2012 2013 2014 2015 2016 2016 2017 Calculation of Efficiency Ratio Non-interest expense 117,733$ 134,812$ 175,721$ 256,970$ 255,085$ 64,137$ 71,408$ Non-core non-interest expense adjustment (2,071) (7,017) (13,747) (18,747) (8,435) (3,591) (6,700) Other real estate and foreclosure expense adjustment (992) (1,337) (4,507) (4,861) (4,389) (967) (517) Amortization of intangibles adjustment (348) (601) (1,979) (4,889) (5,942) (1,451) (1,553) Efficiency ratio numerator 114,322$ 125,857$ 155,488$ 228,473$ 236,319$ 58,128$ 62,638$ Net-interest income 113,517$ 130,850$ 171,064$ 278,595$ 279,206$ 66,583$ 76,812$ Non-interest income 48,371 40,616 62,192 94,661 139,382 36,888 35,744 Non-core non-interest income adjustment (3,411) 193 (8,780) 5,731 (835) - (632) Fully tax-equivalent adjustment 4,705 4,951 6,840 8,517 7,722 1,675 2,082 (Gain) loss on sale of securities (2) 151 (8) (307) (5,848) (3,759) (2,236) Efficiency ratio denominator 163,180$ 176,761$ 231,308$ 387,197$ 419,627$ 101,387$ 111,770$ Efficiency ratio 70.06% 71.20% 67.22% 59.01% 56.32% 57.33% 56.04%

Page 40 Appendix: Non - GAAP Reconciliations Reconciliation Of Non-GAAP Financial Measures 2015 2016 Q2 Q2 US$ in thousands YTD YTD 2016 2017 Calculation of Core Net Interest Margin Net interest income 278,595$ 279,206$ 66,583$ 76,812$ FTE adjustment 8,517 7,722 1,675 2,082 Fully tax equivalent net interest income 287,112 286,928 68,258 78,894 Total accretable yield (46,131) (24,257) (4,700) (4,792) Core net interest income 240,981$ 262,671$ 63,558$ 74,102$ Average earning assets 6,305,966$ 6,855,322$ 6,625,642$ 7,841,208$ Net interest margin 4.55% 4.19% 4.14% 4.04% Core net interest margin (non-GAAP) 3.82% 3.83% 3.86% 3.79% June Calculation of Tangible Book Value per Share 2017 Total common stockholders' equity 1,234,076$ Total intangibles (437,965) Tangible common stockholders' equity 796,111$ Shares of common stock outstanding 32,212,832 Book value per common share 38.31$ Tangible book value per common share (non-GAAP) 24.71$ Stock price as of 12/31/2016 52.90$ Price to book value per share 1.4 x Price to tangible book value per share 2.1 x

NASDAQ - GS: SFNC Pine Bluff – Corporate Headquarters Little Rock Corporate Office